SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2012

CLEARSIGN COMBUSTION CORPORATION

(Exact name of registrant as specified in Charter)

Washington	001-35521	26-2056298
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12870 Interurban Avenue South

Seattle, Washington 98168

(Address of Principal Executive Offices)

206-673-4848

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2012, ClearSign Combustion Corporation (the "Company") issued 62,500 shares of the Company's common stock (the "Shares"), having a value of $4.72 per share, to James N. Harmon, the Company's Chief Financial Officer (the "Award"). The Award was made from the Company's 2011 Equity Incentive Plan (the "Plan"). Sixty thousand of the Shares are subject to the Company’s right of repurchase on at a price of $0.0001 per share upon the termination of Mr. Harmon’s employment or other circumstances designated in the Award agreement. These repurchase rights expire at the rate of 4,000 shares per calendar quarter, beginning on March 31, 2013 and ending on September 30, 2016.

In September 2011 the Company issued an award of 75,000 shares of common stock (the "2011 Shares") from the Plan to Mr. Harmon (the "2011 Award"). All of the 2011 Shares were subject to a right of repurchase by the Company at a price of $0.0001 per share upon the termination of Mr. Harmon’s employment or other circumstances designated in the 2011 Award agreement. The right of repurchase over the 2011 Shares was to expire ratably and on a quarterly basis over the period beginning on October 1, 2012 and ending on June 30, 2015. On December 28, 2012, the Company amended the 2011 Award, reducing the number of shares subject to the 2011 Award from 75,000 shares of common stock to 12,500 shares of common stock, all of which are fully vested and no longer subject to a repurchase right in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2013

CLEARSIGN COMBUSTION CORPORATION

By:	/s/ James N. Harmon
James N. Harmon
Chief Financial Officer